Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CORPORATION AWARDED $53 MILLION
COMPOSITES CONTRACT FROM BELL HELICOPTER

BLOOMFIELD, Connecticut (September 10, 2009) – (NASDAQ-GS:KAMN) Kaman Corporation announced that the Helicopters Division of its subsidiary, Kaman Aerospace Corporation has been awarded a five-year contract with a potential value of $53 million to build composite helicopter blade skins and skin core assemblies for Bell Helicopters. Under the terms of the contract, Kaman will provide 18 different assemblies for H1, 406, 407, 412, 427, 429, 430 and BA609 aircraft. All work will be performed at the Kaman HeliworX™ full-service aerospace innovation and manufacturing support center in Bloomfield, Connecticut. Initial deliveries to Bell’s Hurst, Texas, facility will begin in late 2009.

“We are delighted by this opportunity to work with Bell Helicopter in producing world-class rotorcraft,” said Neal J. Keating, Chairman, President and Chief Executive Officer of Kaman Corporation. “This is further evidence of our ability to leverage our OEM capabilities in support of other helicopter manufacturers.”

“Kaman has the skills and competitiveness we require in the composite blade-manufacturing arena,” said Mary Simmerman, Senior VP Supply Chain Management at Bell. “We expect this to be a positive agreement for both companies.”

In addition to Bell, some of the biggest names in aerospace, including Sikorsky and Northrop Grumman, receive manufacturing support from HeliworX.  Backed by Kaman’s infrastructure and expertise, HeliworX is the only subcontractor with the OEM advantage capable of offering design/analysis, manufacturing, and test and flight solutions for companies that require an experienced outsourcing option. Other capabilities include integration, composite and metallic manufacturing, final assembly, rotor blade manufacture, erosion protection, whirl towers, and a sand erosion test facility.

Kaman Corp., headquartered in Bloomfield, Conn. conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safing and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. Kaman is also one of the nation’s leading industrial distribution companies for power transmission, motion control, material handling and electrical components with nearly two hundred locations throughout North America.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com